Exhibit 10.1

CLASS A COMMON STOCK REPURCHASE AGREEMENT

THIS CLASS A COMMON STOCK REPURCHASE AGREEMENT (the “Agreement”) is entered into as of March 12, 2022 by and between Jackson Financial Inc., a Delaware corporation (the “Company”), and Athene Co-Invest Reinsurance Affiliate 1A Ltd., a Bermuda Class C insurer under the Bermuda Insurance Act 1978 (the “Stockholder”).

RECITALS

WHEREAS, the Stockholder is the holder of shares of the Company’s Class A Common Stock, $0.01 par value; and

WHEREAS, the Stockholder desires to sell, and the Company desires to repurchase, the Shares (as defined below) on the terms and subject to the conditions set forth in this Agreement (the “Repurchase”).

NOW, THEREFORE, in consideration of the promises, covenants and agreements herein contained, the parties agree as follows:

AGREEMENT

SECTION 1. REPURCHASE OF SHARES.

1.1 Repurchase. At the Closing (as defined below), the Company hereby agrees to repurchase from the Stockholder, and the Stockholder hereby agrees to sell, assign and transfer to the Company, all of the Stockholder’s right, title and interest in and to an aggregate of seven hundred and fifty thousand (750,000) shares of Class A Common Stock (the “Shares”) at a price per Share of $37.89, which represents the average closing share price on the New York Stock Exchange of the Class A Common Stock for the six trading day period ending on and including March 10, 2022, discounted by 2%, for an aggregate repurchase price of $28,417,500 (the “Repurchase Amount”). Upon the execution of this Agreement, the Stockholder shall execute an Assignment Separate from Certificate, in the form attached hereto as Exhibit A (the “Stock Assignment”). At the Closing, (i) the Company shall pay the Repurchase Amount in US Dollars by wire transfer of immediately available funds to such account as the Stockholder shall have specified in writing, (ii) the Company and the Stockholder shall cause the Shares to be transferred to the Company’s account at the Company’s transfer agent and (iii) the Stockholder shall deliver the Stock Assignment to the Company.

1.2 Closing. The closing of the Repurchase (the “Closing”) shall take place at the offices of the Company, 1 Corporate Way, Lansing, Michigan on March 14, 2022, or at such other time and place as the parties hereto shall mutually agree.

1.3 Termination of Rights to the Shares. Upon payment of the Repurchase Amount, the Shares shall cease to be outstanding for any and all purposes, and the Stockholder shall no longer have any rights with respect to the Shares.

1.4 No Withholding. The Company acknowledges and agrees that no amount is required to be withheld from the Repurchase Amount under the U.S. Internal Revenue Code of 1986, as amended, or any provision of foreign, state or local tax law, and that no such withholding shall be made.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

In connection with the transactions provided for hereby, the Stockholder represents and warrants to the Company as follows:

2.1 Existence and Authorization. The Stockholder is a company incorporated and registered in Bermuda, and has all necessary power and authority to execute, deliver and perform the Stockholder’s obligations under this Agreement and all agreements, instruments and documents contemplated hereby and to sell and deliver the Shares being sold hereunder. This Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency or other equitable remedies.

2.2 Ownership of Shares. The Stockholder has good and marketable right, title and interest (legal and beneficial) in and to all of the Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind (“Encumbrances”). Upon paying for the Shares in accordance with this Agreement, the Company will acquire good and marketable title to the Shares, free and clear of all Encumbrances.

2.3 No Conflict; No Approval. The execution and delivery of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby will not result in a breach by the Stockholder of, or constitute a default by the Stockholder under, any agreement, instrument, decree, judgment or order to which the Stockholder is a party or by which the Stockholder may be bound. No authorization, approval or consent, except such as have been obtained, is required in connection with the execution and delivery of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby.

2.4 Experience and Evaluation. The Stockholder acknowledges and agrees that, except as set forth in this Agreement, the Company is not making any express or implied warranties in connection with the transactions contemplated hereby, and the Company hereby disclaims any other express or implied representations or warranties with respect to itself. The Stockholder acknowledges that by reason of the Stockholder’s business or financial experience or the business or financial experience of the Stockholder’s professional advisers who are unaffiliated with the Company and who are not compensated by the Company, the Stockholder has the capacity to protect the Stockholder’s own interests in connection with the sale of the Shares to the Company and to make an informed investment decision. The Stockholder is capable of evaluating the potential risks and benefits of the sale hereunder of the Shares.

2.5 Access to Information. The Stockholder has received all of the information that the Stockholder considers necessary or appropriate for deciding whether to sell the Shares hereunder and perform the other transactions contemplated hereby. The Stockholder further represents that the Stockholder has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company and to seek from the Company such additional information as the Stockholder has deemed necessary to verify the accuracy of any such information furnished or otherwise made available to the Stockholder by or on behalf of the Company.

2.6 No Future Participation. The Stockholder acknowledges that the Stockholder will have no future participation in any Company gains, losses, profits or distributions with respect to the Shares. If the Shares increase in value by any means, the Stockholder acknowledges that the Stockholder is voluntarily forfeiting any opportunity to share in any resulting increase in value from the Shares.

2.7 Tax Matters. The Stockholder has had an opportunity to review with the Stockholder’s tax advisers the federal, state, local and foreign tax consequences of the Repurchase and the transactions contemplated by this Agreement. The Stockholder is relying solely on such advisers and, other than as set forth in Section 1.4, not on any statements or representations of the Company or any of its agents. Subject to, and without limiting, Section 1.4, the Stockholder understands that the Stockholder (and not the Company) shall be responsible for the Stockholder’s tax liability and any related interest and penalties that may arise as a result of the transactions contemplated by this Agreement.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

In connection with the transactions provided for hereby, the Company represents and warrants to the Stockholder as follows:

3.1 Existence and Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to execute, deliver and perform the Company’s obligations under this Agreement and all agreements, instruments and documents contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency or other equitable remedies.

3.2 No Conflict; No Approval. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in a breach by the Company of, or constitute a default by the Company under, any agreement, instrument, decree, judgment or order to which the Company is a party or by which the Company may be bound. No authorization, approval or consent, except such as have been obtained, is required in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby.

SECTION 4. MISCELLANEOUS.

4.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except the choice-of-law provisions thereof.

4.3 Entire Agreement. This Agreement contains the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except as expressly referred to herein.

4.4 Amendments and Waivers. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Stockholder and the Company.

4.5 Further Action. Each party hereto agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

4.6 Survival. The representations and warranties herein shall survive the Closing.

4.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

4.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Company shall be delivered to 1 Corporate Way, Lansing, Michigan 48951, (telephone: (517) 381-5500); Attention: General Counsel (Carrie Chelko). Notices to the Stockholder shall be delivered to Washington House, Second Floor, 16 Church Street, Hamilton HM 11, Bermuda, (telephone: (441) 279-8400); Attention: Legal.

4.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Class A Common Stock Repurchase Agreement as of the day and year first above written.

COMPANY:

Jackson Financial Inc.

By:	/s/ Marcia Wadsten
Name: Marcia Wadsten
Title: Executive Vice President & Chief Financial Officer

STOCKHOLDER:

Athene Co-Invest Reinsurance Affiliate 1A Ltd.
By: Apollo Insurance Solutions Group LP, its investment adviser
By: AISG GP Ltd., its General Partner

By:	/s/ James R. Belardi
Name: James R. Belardi
Title: Chief Executive Officer

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the Stockholder hereby sells, assigns and transfers unto Jackson Financial Inc. (the “Company”) seven hundred fifty thousand (750,000) shares of the Company’s Class A Common Stock, $0.01 par value standing in the Stockholder’s name and does hereby irrevocably constitute and appoint the Company's secretary, Carrie Chelko, the Stockholder’s attorney-in-fact, to transfer such stock on the books of the Company with full power of substitution in the premises.

Dated:	March 14, 2022

(Signature page follows)

STOCKHOLDER:

Athene Co-Invest Reinsurance Affiliate 1A Ltd.
By: Apollo Insurance Solutions Group LP, its investment adviser
By: AISG GP Ltd., its General Partner

By:	/s/ James R. Belardi
Name: James R. Belardi
Title: Chief Executive Officer

This Assignment Separate from Certificate was executed pursuant to the terms of that certain Class A Common Stock Repurchase Agreement by and between Jackson Financial Inc. and the Stockholder dated March 12, 2022.